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Exhibit 8.5

[LETTERHEAD OF LENZ & STAEHELIN]

Flagstone Reinsurance Holdings Limited
Crawford House
23 Church Street
Hamilton HM 11, Bermuda

Geneva March     , 2007

Re:
Flagstone Réassurance Suisse SA

Ladies and Gentlemen:

1.
We are lawyers practising and qualified to practice in Switzerland and to advise on the laws of Switzerland. You have asked us to give you an opinion in connection with the registration statement on Form S-1 (file No. 333-138182) (the "Registration Statement") initially filed by Flagstone Reinsurance Holdings Limited (the "Company") with the Securities and Exchange Commission on October 24, 2006.

2.
For the purpose of our opinion, we have reviewed a scanned copy of the Registration Statement. In such examination, we have assumed the conformity to authentic original of the scanned copy of the Registration Statement.

3.
Subject to (i) the assumption expressed above under 2. and the limitations set out below under 4. and (ii) the conditions and limitations contained in the discussion in the Registration Statement, we hereby confirm that the legal statements contained in the Registration Statement under the heading "Material Tax Considerations—Taxation of the Company and Subsidiaries—Switzerland", a copy of which is attached hereto under Schedule A, insofar as such statements purport to summarize the Swiss tax laws applicable to Flagstone Réassurance Suisse SA, constitute our opinion.

4.
Our opinion is subject to the following limitations:

(i)
it is limited to the legal statements contained in the Registration Statement under the heading "Material Tax Considerations—Taxation of the Company and Subsidiaries—Switzerland". We express no opinion with respect to any other section of the Registration Statement;

(ii)
it is limited to matters of Swiss law as currently in force and interpreted. We express no opinion with respect to the laws of any other jurisdiction and in particular, to the ones of Bermuda and the United States. We assume no obligation to advise you of any changes that are made or brought to our attention after the date of this opinion;

(iii)
it does not cover any matters of facts; and

(iv)
in this opinion and in the legal statements contained in the Registration Statement under the heading "Material Tax Considerations—Taxation of the Company and Subsidiaries—Switzerland", Swiss legal concepts are expressed in English and not in their original language so that certain of such concepts may not be identical in all respects to the concepts described by the same terms in English that exist under the laws of jurisdictions other than Switzerland.

5.
All disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the ordinary courts of the Canton of Geneva, Switzerland. This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

6.
We hereby consent to (i) the filing of our opinion addressed to the Company with the Securities and Exchange Commission as an exhibit to the Registration Statement and (ii) the use of our

  name under the headings "Material Tax Considerations" and "Legal Matters" in the Registration Statement.

Very truly yours,
Lenz & Staehelin
Schedule A	Excerpt of the Registration Statement ("Material Tax Considerations—Taxation of the Company and Subsidiaries—Switzerland").

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  Exhibit 8.5